UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported):   March 26, 2007
AMERIGROUP Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31574 (Commission File Number)	54-1739323 (I.R.S. Employer Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia	23462
(Address of principal executive offices)	(Zip Code)
(757) 490-6900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement
     On March 26, 2007 AMERIGROUP Corporation (the “Company”) entered into a Credit and Guaranty Agreement, with the Company as borrower, PHP Holdings, Inc. (“PHP”) as guarantor, Goldman Sachs Credit Partners L.P. (“GS”) and Wachovia Capital Markets, LLC (“Wachovia”) as joint lead arrangers and bookrunners, GS as syndication agent and Wachovia Bank, National Association (“Wachovia Bank”) as administrative agent and collateral agent (as amended, the “Credit Agreement”). On the same date, the Company and PHP entered into a Pledge and Security Agreement with Wachovia Bank, as collateral agent (the “Pledge and Security Agreement”).
     The Credit Agreement provides for commitments of up to $401,317,805.50 consisting of (i) up to $351,317,805.50 of financing under a senior secured synthetic letter of credit and (ii) up to $50,000,000 million of financing under a senior secured revolving credit facility. The Credit Agreement is expected to terminate on March 15, 2012.
     The proceeds of the Credit Agreement are available (i) to facilitate sufficient funds to collateralize the required supersedeas bond to stay the enforcement of the judgment in Qui Tam litigation pending the resolution of an appeal, and (ii) to provide for working capital and other general corporate purposes, including permitted acquisitions under the Credit Agreement.
     On March 27, 2007, upon the Company’s request, Wachovia Bank issued an irrevocable letter of credit in the amount of $351,317,805.50 for the purpose of staying the enforcement of the judgment in Qui Tam litigation pending the resolution of the Company’s appeal. The Company expects to deliver the letter of credit to the Clerk of Court for the U.S. District Court for the Northern District of Illinois, Eastern Division prior to April 4, 2007.
     Pursuant to the Pledge and Security Agreement, the Company secured its obligations under the Credit Agreement with substantially all of its assets and PHP’s assets, including the stock of their respective wholly-owned managed care subsidiaries, in each case, subject to carve-outs.
     The borrowings under the Credit Agreement will accrue interest at one of the following rates, at the Company’s option: (i) in the case of a base rate loan, at the base rate plus the applicable margin; (ii) if a eurodollar rate loan, at the adjusted eurodollar rate plus the applicable margin; and (iii) in the case of swing line loans, at the base rate plus the applicable margin. The applicable margin is initially, with respect to each of eurodollar rate loans and base rate loans, a fixed percentage, per annum, and thereafter, with respect to the revolving loans and swing line loans, a percentage, per annum, determined by reference to the leverage ratio in effect from time to time.
     The Company is required to pay a commitment fee, a letter of credit fee, a credit-linked subfacility fee, unused fees, a fronting fee in connection with letters of credit under the revolving credit facility, and a fronting fee in connection with letters of credit under the credit-linked letter of credit facility.
     Under the Credit Agreement, the Company is required to make payments of interest in arrears on each interest payment date (to be determined depending on interest period elections made by the Company) and at maturity of the loans, including final maturity thereof.
     The Company may prepay loans under the Credit Agreement without penalty in whole or in part, without penalty or premium. On March 22, 2007, the Company announced that it had priced $240,000,000 in aggregate principal amount of 2.00% senior convertible notes. Approximately $202,000,000 of the net cash proceeds from the convertible senior notes offering was used to repay a portion of the outstanding amount under the Credit Agreement.
     The Company is required to prepay loans under the Credit Agreement upon the occurrence of certain events, including asset sales and other dispositions, receipts of insurance/condemnation proceeds, the issuance of equity, the issuance of debt, and the existence of excess cash flow of the Company.
     The Credit Agreement includes customary covenants. Among other things the Company and its subsidiaries are prohibited from incurring additional indebtedness, making certain investments, changing their corporate existence, disposing of assets, modifying the terms of indebtedness, creating or incurring liens on their property, or further encumbering their assets, in each case subject to certain exceptions. The Credit Agreement also contains the following financial covenants: (i) a covenant requiring that the leverage ratio as of specified periods not exceed a specified level, (ii) a covenant requiring a minimum, interest coverage ratio as of specified periods and (iii) a covenant requiring a minimum statutory net worth ratio.
     The Credit Agreement contains customary events of default, including, without limitation, payment defaults, failure to comply with the covenants in the Credit Agreement, cross-defaults to other material indebtedness, bankruptcy, insolvency and change of control, the entry of certain adverse judgments, subjection of the Company to a criminal indictment or criminal investigation, and material adverse effects resulting from material non-compliance with terms and provisions of certain HMO regulations. Any designated event as defined herein will constitute an event of default under the Credit Agreement. If any “event of default” occurs and is continuing, the Credit Agreement may be terminated and all amounts owing thereunder may become immediately due and payable.
Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     The information contained in Item 1.01 concerning the Company’s entry into the Credit Agreement is hereby incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation Date: March 30, 2007
By:	/s/ James W. Truess
	Name:	James W. Truess
	Title:	Executive Vice President and Chief Financial Officer